Exhibit 10.12

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) dated this 22 day of September, 1997, by and between ICAgen, Inc., as sublessor (“Sublessor”) and Inspire Pharmaceuticals, Inc, as sublessee (“Sublessee”).

WITNESETH:

WHEREAS, pursuant to a Lease Agreement dated December 17, 1992, and amended by First Amendment of Lease dated August 26, 1996 between Sublessor as Tenant, and Imperial Center Partnership and Petula Associates, Ltd., as tenants in common operating as a joint venture, as Landlord, (the “Lease”), attached hereto as Exhibit A and made a part hereof, Sublessor has leased from Landlord certain building space located at 4222 Emperor Boulevard, Suite 500, Durham, North Carolina containing approximately 2,372 square feet, such premises being shown on the floor plan attached hereto as Exhibit B (the “Premises”); and

WHEREAS, Sublessee desires to sublease from Sublessor the Premises on the terms and conditions set forth herein; and

WHEREAS, Landlord has consented to the sublease of the Premises and all of the terms and conditions of this Sublease as indicated by Landlord’s Certificate to be delivered within ten (10) days of the execution of this Sublease.

NOW THEREFORE, for and in consideration of the payments referenced herein, and other mutual good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Sublease Term: Sublessor hereby subleases the Premises to Sublessee for a period of approximately three (3) years commencing Sept. 22, 1997 and terminating on the Sublessor’s initial lease termination date of August 31, 2000. Sublessee may extend this Sublease for one (1) additional term of three (3) years (the “Renewal Term”) pursuant to the provisions of this Section 1. Sublessee shall give Sublessor written notice (“Sublessee’s Notice”) of its desire to extend to Sublease at least one hundred and eighty (180) days prior to the expiration of the original term, provided Sublessee is not in default beyond any applicable cure period set forth in this Sublease on the date of such notice. Within 30 days from the receipt of the Sublessee’s Notice, Sublessor shall give Sublessee written (“Sublessor’s Notice”) of the amount of the increase, if any, as determined by the Landlord under paragraph 36A of the Lease, to the Base Rent as defined herein for such Renewal Term. Any such increase shall represent Sublessor’s increased costs under the Lease associated with the Premises. Within 10 days from the receipt of Sublessor’s Notice, Sublessee shall give Sublessor written notice of its intention to extend the Sublease. In the event Sublessee does not respond within 10 days to Sublessor’s Notice, the Sublease shall extend on the terms of the Sublessor’s Notice. Such Renewal Term shall be upon all of the terms and conditions hereof. The parties agree that this Sublease shall terminate upon the termination of the Lease, for whatever reason. As used herein, the “Term” of this Sublease shall include the original term and any Renewal Term.

2.	Base Rent: During the Term of this Sublease, Sublessee shall pay to Sublessor as Base Rent the monthly sum of $1,680.17 for the rent of the Premises, which amount may be increased during any Renewal Term, provided, however, that Base Rent for any partial month shall be prorated. Each installment of Base Rent shall be due and payable for each month during the Term of this Sublease on or before the twentieth day of the previous month, at the address shown for Sublessor in Article 12 hereof, or at such other address as Sublessor may direct in writing.

3.	Additional Rent: In addition to the Base Rent, Sublessee shall pay to Sublessor, at the same time as monthly installment payments to rent are made, a sum which represents Sublessor’s proportionate share of insurance costs, taxes and operating expense charges owed by Sublessor under the terms of the Lease for the Premises. For the purposes of this Sublease, the Sublessor’s proportionate share of such pass through expenses paid by the Sublessor under the Lease for the Premises is 5.77% (2,372 square feet of the Premises divided by 41,094 square feet of the Building) and the initial monthly estimated amount of such payment shall be $398.02. The actual amount of additional rent due from Sublessee shall be adjusted when the actual amount of Sublessor’s proportionate share of insurance costs, taxes and operating expense charges are determined under the Lease for the Premises. Upon request of Sublessee, Sublessor shall provide Sublessee evidence supporting any and all amounts allocated to the Premises.

4.	Compliance with Lease: With respect to the Premises, Sublessee shall comply with all of the provisions of the Lease, except those provisions which conflict with or are different from the terms of this Sublease in which event the terms of this Sublease shall control, and all rules and regulations of Landlord or Sublessor therein promulgated thereunder. Notwithstanding anything to the contrary in this Sublease, Sublessee shall not take any action or omit to take any action which would cause Sublessor to be in default under the Lease.

5.	Utilities: During the Term, Sublessee shall establish its own account and shall pay for all Utilities for the Premises. For purpose of this Section 5, “Utilities” shall mean costs with respect to the Premises for water, electricity, gas, sewage and any other utilities used by the Sublessee at the Premises.

6.	Indemnity and Insurance: Sublessee agrees to indemnify and hold harmless Sublessor, from any liability for damages to any person or property in, on or about the Premises from any cause, unless caused by the negligence or willful act of Sublessor or its agents. If such damages are caused by the negligence or willful act of Sublessor or its agents, Sublessor shall indemnify and hold harmless Sublessee from any resulting liability. Sublessee shall procure and keep in effect during the Term public liability and property damage insurance coverage of at least $1,000,000 per occurrence, $2,000,000 aggregate limit with excess of $2,000,000 and workers’ compensation insurance of at least $100,000 per employee and $500,000 per occurrence with the Sublessor named as an additional insured thereunder. Such policies shall contain language that the policies may not be canceled or changed except after thirty (30) days notice to Sublessor. Sublessee shall deliver copies of original policies or satisfactory certificates thereof.

7.	Condition of Premises: Sublessee acknowledges it has examined the Premises and accepts the same “as is”. All improvements or alterations proposed for the Premises must be approved by the Sublessor and the Landlord prior to construction and shall be at Sublessee’s sole expense.

8.	Assignment or Subletting: Sublessee may not assign its interest in the Sublease or sublet the Premises.

9.	Management Fee: Sublessee shall pay Sublessor an annual management fee of $1,000 on the commencement of the Term and on each anniversary date of the Term to reimburse the Sublessor for management of the Sublease.

10.	Default: If at any time there shall occur any of the following events:

a.	If Sublessee shall default a payment of rent or any other sum of money becoming due hereunder and such default shall continue for fifteen (15) days after the due date; or
b.	If Sublessee shall default on the performance of any other agreement, covenant or stipulation set forth in this Sublease and such default shall continue for thirty (30) days after a written notice thereof; or
c.	If Sublessee shall be adjudicated bankrupt or insolvent under any federal or state law; or
d.	If Sublessee shall file or have against it a petition for the appointment of a receiver or trustee for all or essentially all of the assets of Sublessee and such appointment shall not be vacated or set aside within thirty (60) days then and in any such event after the expiration of any applicable cure periods, Sublessor, without excluding other rights or remedies that it may have, shall have the right of reentry and may remove all persons and property from the Premises and dispose of such property pursuant to summary or other legal process and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned hereby. If Sublessor should elect to reenter as herein provided and take possession pursuant to legal proceedings, it may either terminate this Sublease, or it may from time to time without terminating this Sublease make such alterations or repairs as may be necessary in order to relet the Premises and relet the Premises for such term and at such rentals and upon such other terms and conditions as Sublessor may deem advisable. No such reentry or taking possession of the Premises by Sublessor shall be construed as an election to terminate this Sublease unless a written notice of such intention be given to Sublessee by Sublessor at the time of such reentry, but, notwithstanding such reentry and reletting without termination, Sublessor may at any time thereafter elect to terminate this Sublease for such previous breach. In the event of any termination by Sublessor, whether before or after reentry,

Sublessee shall remain obligated through the term of the Lease to continue to make monthly payments of Base Rent and any additional rent pursuant to Section 3 hereof (except that the amount of such continuing payments shall be reduced by the amount of any rental payments received by Sublessor from a new subtenant in connection with the reletting of the Premises), and Sublessor may recover from Sublessee damages incurred by reason of such breach. Notwithstanding the foregoing, such damages shall not include the cost of any upfitting of the Premises required to relet the Premises to the extent that such costs are paid by the new subtenant. Sublessor agrees to use its reasonable good faith efforts to have such costs of upfitting paid by such new subtenant. As a remedy upon occurrence of any default only in the event that Sublessee fails to make timely and continued monthly payments, Sublessor may accelerate the Base Rent to accrue during the remainder of the Term and declare the same immediately due and payable. No remedy herein or otherwise conferred upon or reserved to Sublessor shall be considered exclusive of any other remedy but the same shall be distinct, separate and commutative and shall be in addition to any other remedy given by Sublessor by this Sublease and may be exercised from time to time as often as occasion may arise or may be deemed expedient. No delay or omission of Sublessor to exercise any right or power arising from any delay on the part of Sublessee shall impair any right or power or shall be construed to be a waiver of any such default of any acquisition thereto. Sublessee shall pay all costs, expenses and reasonable attorney’s fees that may be incurred or paid by Sublessor in enforcing the covenants, conditions and agreements of this Sublease with the remedies provided hereunder whether incurred as a result of litigation or otherwise.

11.	Authorization and Warranty: The parties warrant that they are fully authorized and empowered to enter into this Agreement. Sublessor further warrants that the Lease is not currently in default and will not be in default at any time prior to the date of delivery of the Premises to Sublessee. In the event Sublessor becomes aware or receives notice from the Landlord of a default by Sublessor under the Lease, Sublessor shall promptly notify Sublessee of the same, and Sublessee shall have such rights as Sublessor has under the Lease to cure such default and Sublessor indemnifies Sublessee from and against the losses, costs and damages, arising out of Sublessee’s curing such default.

12.	Covenant of Quiet Enjoyment: Sublessor covenants that, provided Sublessee is not in default hereunder beyond any applicable cure periods, Sublessee shall have and enjoy the quite and peaceful possession of the Premises without interference from Sublessor.

13.	Miscellaneous:

(a)	The headings of the various articles of this Agreement are intended only for convenience and are not intended to limit, define or construe the scope of any article of this Agreement, nor offset the provisions thereof.
(b)	Neither the method of computation of rent nor any other provision of this Agreement shall be deemed to create any relationship between the parties hereto other than that of Sublessor and Sublessee.
(c)	This Agreement shall be governed by and construed in accordance with the laws of North Carolina.

(d)	This Agreement may be modified or amended only by written agreement of both parties hereto.
(e)	If any provision of this Agreement shall be deemed to be in contravention of any law, then the court rendering such determination shall have the authority to strike the contravening provision from this Agreement, with the remaining provisions of this Agreement remaining in full force and effect.
(f)	This Agreement, and the covenants, conditions, warranties and agreements made and entered into by the parties hereto are declared binding on their respective heirs, successors, representatives and assigns.
(g)	Whenever under this Agreement a provision is made for notice of any kind, it shall be deemed sufficient service thereof if such notice is in writing addressed to the respective parties at the address shown below and delivered via hand delivery or overnight courier, with proof of delivery thereof.
(h)	Sublessor and Sublessee respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Premises or otherwise in connection with this transaction. Each such party shall indemnify the other against and hold the other harmless from and against all liabilities, costs and expenses (including reasonable attorneys’ fees) for any claims for fees or commissions from anyone arising out of their respective actions in connection with this Sublease.
(i)	If requested by Sublessee, Sublessor shall execute a recordable Memorandum of Sublease, prepared by and at Sublessee’s expense, specifying the exact term of this Sublease and such other terms as the parties shall mutually determine and agree.

14.	Landlord’s Consent: The execution and delivery, within ten (10) days of the execution of this Sublease, of a Landlord’s Certificate in form reasonably acceptable to both Sublessor and Sublessee shall be a condition precedent to the effectiveness of this Sublease.

If to Sublessor:

ICAgen, Inc.

4222 Emperor Boulevard, Suite 460

Durham, NC 27703

If to Sublessee:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 480

Durham, NC 27703

[Signature Page Attached and Incorporated herein By Reference]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the day and year first written above.

SUBLESSOR:

ICAgen, Inc.

By:	/s/ P. Kay Wagoner
Its:	President and CEO

ATTEST:

/s/ Mary Ann Windon
Secretary/Assistant Secretary

[CORPORATE SEAL]

SUBLESSEE:

Inspire Pharmaceuticals, Inc.

By:	/s/ David J. Drutz
Its:	President + CEO

ATTEST:

/s/ Michael Lytle
Secretary/~~Assistant Secretary~~

[CORPORATE SEAL]

CONSENT TO SUBLEASE AGREEMENT

As of this 21st day of November, 1997, Imperial Center Ltd. Partnership, a North Carolina limited partnership (hereinafter, whether one or more, referred to as the “Landlord”); ICAgen, Inc., (hereinafter, whether one or more, referred to as the “Tenant”); and Inspire Pharmaceuticals, Inc., (hereinafter, whether one or more, referred to as the “Subtenant”) do hereby enter into this Consent to Sublease Agreement.

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated December 17, 1992, amended August 26, 1996, (hereinafter the “Amendment”), for the leasing of all of that real property and all improvements located thereon, located at 4222 Emperor Boulevard, Durham, Durham County, North Carolina, being more particularly described in paragraph 1 of the First Amendment of Lease and on Exhibit A attached thereto (hereinafter the “Premises”); and

WHEREAS, Tenant and Subtenant have entered into a Sublease of the Premises of even date herewith and in the form attached hereto and, by this reference, incorporated herein (hereinafter the “Sublease”);

NOW, THEREFORE, Landlord does hereby consent to the Sublease in the form attached hereto, contingent and conditioned upon the following terms and conditions:

1.	Tenant shall not be released in any manner from any of its obligation or duties under the Lease.

2.	Tenant shall pay to Landlord as additional rent all rents received by Tenant from Subtenant in excess of the rent payable by Tenant to Landlord under the Lease.

3.	The Sublease shall be subject to all terms and conditions of the Lease and no use and occupancy of the Premises shall be permitted by Tenant or undertaken by Subtenant which is in any way inconsistent with, or violates, the terms and conditions of the Lease.

4.	Landlord shall not be obligated to Subtenant under any of the provisions of the Sublease.

5.	Subtenant shall indemnify and hold Landlord harmless from and against any and all claims arising out of (a) Subtenant’s use of the Premises or any part thereof; (b) any activity, work or other thing done, permitted or suffered by Subtenant in or about the Premises, or any part thereof; (c) any breach or default by Subtenant in the performance of any of its obligations under the Sublease; or (d) any act or negligence of the Subtenant, or any officer, agent, employee, contractor, servant, invitee, or guest of the Subtenant, and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys’ fees) arising in connection with any such claim or claims as described in subparagraphs(a) through (d) above, or any action brought thereon. Subtenant assumes all risk of damage or loss to its property or injuries or death to persons in, on, or about the Premises, from all causes except those for which the law imposes liability on Landlord regardless of any attempted waiver thereof, and Subtenant hereby waives such claims in respect thereof against Landlord. The provisions of this paragraph shall survive the termination or expiration of the Sublease.

6.	This consent to Sublease Agreement constitutes an agreement as between the undersigned, but nevertheless shall not be deemed to constitute a consent to any future sublease (or any future assignment) and each and every such proposed future sublease (and any proposed future assignment) shall require the prior written consent of Landlord.

7.	If Landlord so elects, the expiration or termination of the Lease by the lapse of time or otherwise shall immediately cause the Sublease to be terminated and of no further force or effect.

8.	If requested by Subtenant, Landlord shall execute a recordable Memorandum of Sublease, prepared at Subtenant’s expense, specifying the exact term of this Sublease and such other terms as the parties shall mutually determine.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by hand and under seal affixed hereto as of the date first written above.

[CORPORATE SEAL]	LANDLORD:	Imperial Center Ltd. Partnership, a North Carolina limited partnership

	BY:	Petula Associates, Ltd. an Iowa corporation, its general partner

ATTEST
	By:	/s/ Michael S. Duffy
	Title:	Vice President

/s/ Ronald B. Franklin
Vice President & Secretary
By:
Title:

[CORPORATE SEAL]	TENANT: ICAgen, Inc.

ATTEST
	By:	/s/ P. Kay Wagoner
	Title:	~~President~~ CEO

/s/ Mary Ann Windon
Asst. Secretary

[CORPORATE SEAL]	SUBTENANT: Inspire Pharmaceuticals, Inc.

ATTEST

Secretary

	By:	/s/ David J. Drutz
Title:

STATE OF Iowa	(Landlord Acknowledgement)

COUNTY OF Polk

I, Rachel J. Mischke, a Notary Public in and for said County and State, do certify that Ronald B. Franklin personally came before me this day and acknowledged that he/~~she~~ is Vice President & Secretary of Petula Associates, Ltd., a Corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its Vice President, sealed with its corporate seal, and attested by him/herself as its Vice President & Secretary.

WITNESS my hand and notarial seal this 19th day of November, 1997.

/s/ Rachel J. Mischke
Notary Public

My Commission Expires:

RACHEL J. MISCHKE

MY COMMISSION EXPIRES May 19, 2000

(NOTARIAL SEAL OR STAMP)

STATE OF NC	(Tenant Acknowledgement)

COUNTY OF DURHAM

I, W. E. Walker, a Notary Public in and for said County and State, do certify that Mary Ann Windon personally came before me this day and acknowledged that he/she is                      Secretary of ICAgen, Inc., a Corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its              President, sealed with its corporate seal, and attested by him/herself as its                      Secretary.

WITNESS my hand and notarial seal this 20th day of October, 1997.

/s/ W. E. Walker
Notary Public

My Commission Expires:

7/14/02

(NOTARIAL SEAL OR STAMP)

INSPIRE

PHARMACEUTICALS, INC.

February 14, 2000

ICAgen, Inc.

4222 Emperor Boulevard, Suite 460

Durham, NC 27703

RE: Extension of Sublease Agreement

This letter serves as notice that, in accordance with Section 1. Sublease Term of the Sublease Agreement (“Sublease”) between ICAgen, Inc. (“Sublessor”) and Inspire Pharmaceuticals, Inc. (“Sublessee”) dated September 22, 1997, Inspire Pharmaceuticals, Inc. wishes to extend the Sublease for one (1) additional term of three (3) years.

Please contact our Director of Finance, Roger Francis, should you have any questions or need additional information.

Best Regards,

/s/ Christy L. Shaffer
Christy L. Shaffer
President and CEO

4222 Emperor Boulevard, Suite 470  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

ICAgen Inc.

Ion Channel Advances	P. O. Box 14487 • Research Triangle Park, NC 27709

Tuesday, March 14, 2000

Ms. Christy L. Shaffer

President and CEO

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 470

Durham, NC 27703

RE: Sublessors’ Notice

This letter will serve as notice for the change in the sublease rent for the sublease for Suite 500, in accordance with the Sublease Agreement (“Sublease”) between ICAgen, Inc. (“Sublessor”) and Inspire Pharmaceuticals, Inc. (“Sublessee”) dated September 22, 1997.

The base rent as proposed by the Sublessor’s Landlord are as follows:

1.	For the twelve months beginning August 1, 2000 and ending July 31, 2001: $22,059.60 ($1,838.30 per month)

2.	For the twelve months beginning August 1, 2001 and ending July 31, 2002: $22,721.39 ($1,893.45 per month)

3.	For the twelve months beginning August 1, 2002 and ending July 31, 2003: $23,403.03 ($1,950.25 per month)

In addition we propose to keep the CAM charges the same at $398.02 and the management fee of $1,000 per year, due on each anniversary date.

Please let me know if you have any questions.

Sincerely,

/s/ Robert J. Jakobs
Robert J. Jakobs
Director of Finance

4222 Emperor Boulevard, Suite 460  •  Durham, NC 27703

Phone: 919-941-5206  •  Fax: 919-941-0813

SECOND AMENDMENT TO SUBLEASE AND CONSENT

THIS SECOND AMENDMENT TO SUBLEASE (the “Agreement”) is dated as of August 13, 2003, by and among ICAgen, Inc. (the “Sublessor”), Inspire Pharmaceuticals, Inc. (the “Sublessee”) and Imperial Center Partnership and Petula Associates, Ltd. as tenants in common, operating as a joint venture (“Landlord”).

WITNESSETH:

WHEREAS, Sublessor and Sublessee entered into that certain Sublease Agreement dated as of September 22, 1997 (the “Sublease”), pursuant to which Sublessee leased from Sublessor approximately 2,372 square feet located at 4222 Emperor Boulevard, Suite 500, Durham County, Durham, North Carolina 27713 (the “Premises”). (Terms used and not otherwise defined herein shall have the meaning ascribed to them in the Sublease); and

WHEREAS, by letter dated March 14, 2000 Sublessor and Sublessee extended the term of the Sublease to July 31, 2003; and

WHEREAS, Sublessor and Sublessee desire to amend the Sublease by extending the term of the Sublease and adjusting the rent; and

WHEREAS, Landlord, Sublessor and Sublessee entered into that certain Consent to Sublease dated November 21, 1997, pursuant to which the Landlord consented to the Sublease; and

WHEREAS, Landlord desires to consent to the extension of the term and this Agreement.

NOW, THEREFORE, in consideration of the premises, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

1.	Extension of Term. The term of the Sublease shall terminate on August 31, 2005.

2.	Adjustment of Rent. Base Rent for the period commencing September 1, 2003 and ending on August 31, 2004 shall be $1950.97 per month. Base Rent for the period commencing September 1, 2004 and ending on August 31, 2005 shall be $2010.27 per month.

3.	Management Fee. On each of September 1, 2003 and September 1, 2004, Sublessee shall pay to Sublessor a management fee equal to $1,000.00. Section 9 of the Sublease is hereby deleted in its entirety.

4.	Consent of Landlord. Landlord hereby consents to the extension of the term and this Agreement.

5.	No Other Changes. Except as set forth above, the original terms and conditions of the Sublease shall remain in full force and effect.

6.	Binding Agreement. This Agreement shall be binding upon the parties, their representatives, successors and assigns.

7.	Governing Law. This Agreement shall be governed by North Carolina law.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives as of the day and year first written.

SUBLESSOR:	ICAGEN, INC. [SEAL]
a Delaware corporation

By: /s/ P. Kay Wagoner
Name: P. Kay Wagoner
Its: CEO

SUBLESSEE:	INSPIRE PHARAMCEUTICALS, INC. [SEAL]
a Delaware corporation

By: /s/ M. Bennett
Name: Mary Bennett Sr. VP Operations &
Its: /s/ MB

LANDLORD:	IMPERIAL CENTER PARTNERSHIP AND PETULA ASSOCIATES, LTD., tenants in common, operating as a joint venture
[SEAL]

By:
Name:
Its:

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